News release

TREX COMPANY REPORTS Fourth QUARTER and
FUll year 2024 RESULTS

—Consumer Demand for Trex Premium Products Remained Strong in the Fourth Quarter and Throughout 2024—

—Record Pace of New Product Introductions in 2024—

—Full Year Net Income, EPS and EBITDA up 10% Year-on-Year; EBITDA Margin Reached 31.3%—

—Secured Commitments for Trex Railing Products with Existing and New Distribution Partners—

—Substantial New Product Development Underway as Part of the Company’s “Performance-Engineered for Your Life Outdoors” Campaign—

—2025 Guidance Anticipates 5-7% Revenue Growth and Adjusted EBITDA Margin to Exceed 31%—

WINCHESTER, Va. –February 24, 2025– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing products and a leader in outdoor living products, today announced financial results for its fourth quarter and full year of 2024.

2024 Fourth Quarter Financial Highlights

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Net sales of $168 million
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Gross margin of 32.7%
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Net income of $10 million and diluted earnings per share of $0.09
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EBITDA of $29 million and EBITDA margin of 17.2%

2024 Full Year Financial Highlights

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Net sales of $1.2 billion increased 5.2% year-over-year
➣
Gross margin of 42.2% expanded 90-basis points from prior year
➣
Net income of $226 million and diluted earnings per share of $2.09 increased 10.2% year-on year

➣
EBITDA of $360 million increased 10.4% and EBITDA margin of 31.3% expanded by 150 basis points, year-over-year
➣
Repurchased 1.6 million shares of outstanding common stock for $100 million

CEO Comments

“The continued strong performance of our premium product lines and stable sequential demand trends for our value-priced products led to fourth quarter sales above our expectations, enabling us to exceed our full year revenue guidance. The significant EBITDA outperformance in the fourth quarter demonstrated the positive leverage of our business model on higher utilization, driven, in part, by our year-end inventory build, as well as the benefits of our continuous cost-out programs,” said Bryan Fairbanks, President and CEO.

“In 2024, we delivered on several key strategic priorities including the introduction of a record number of new decking, railing, and fastener products, and securing commitments from many of our exclusive decking distributors to also be exclusive distributors for Trex railing products. Our investments in product development continue to yield positive results. Products launched within the last 36 months represented approximately 18% of 2024 revenues, and new products will continue to be an important growth driver for Trex. We are especially pleased by the positive consumer response to our proprietary heat-mitigating technology* branded as ‘SunComfortable’™. This technology was first introduced in our 2022 launch of Trex Transcend® Lineage® and was included in our 2024 launch of two new colors of the Trex Enhance® decking line. Given the positive response to this innovative technology, we plan to incorporate this popular feature in future products currently being developed as part of our “Performance-Engineered for Your Life Outdoors” campaign.

“In addition to developing new decking products, we accelerated the pace of new railing product introductions to significantly increase our penetration of the $3.3 billion railing market. Among the products that will be available for the 2025 season are the new Trex Enhance™ steel, Trex Select™ aluminum, Trex Signature® X-Series™ cable and frameless glass railing systems, in addition to enhancements to the Trex Select® composite railing system that is priced to compete with vinyl railing. This expanded railing portfolio has convinced many of our distributors, dealers and contractors to fully align their business with both Trex® decking and railing, which we believe will have a multiplier effect on our future decking and railing sales,” Mr. Fairbanks noted.

Fourth Quarter 2024 Results

Fourth quarter 2024 net sales were $168 million, a decrease of 14.4% compared to $196 million reported in the prior-year quarter, impacted by a reduction in channel inventory of approximately $45 million.

Gross profit was $55 million and gross margin was 32.7%. This compares to gross profit of $71 million and gross margin of 36.1% in last year’s fourth quarter.

Selling, general, and administrative expenses were $39 million, or 23.4% of net sales, compared to $43 million, or 21.7% of net sales, in the 2023 fourth quarter.

Net income for the 2024 fourth quarter was $10 million, or $0.09 per diluted share, compared to $22 million, or $0.20 per diluted share, reported in the 2023 fourth quarter. EBITDA was $29 million down from $41 million, and EBITDA margin contracted 380 basis points to 17.2% from 21% in the prior year period.

Full Year 2024 Results

Full year consolidated net sales increased 5.2% to $1.2 billion from $1.1 billion in the year-ago period. Gross profit was $486 million and gross margin was 42.2%, up 7.4% and 90 basis points, respectively, from the $452 million and 41.3% during the same period in 2023.

Selling, general, and administrative expenses were $180 million, or 15.6% of net sales, compared to $176 million, or 16.1% of net sales, in the year-ago period.

Full year 2024 net income was $226 million, or $2.09 per share, representing 10.2% growth from $205 million, or $1.89 per share, in 2023. EBITDA was $360 million, up 10.4% from $326 million in the prior year. EBITDA margin expanded by 150 basis points to 31.3% from 29.8% in 2023.

Recent Developments & Recognitions

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Trex Company again topped the rankings in Builder Magazine’s annual Brand Use Study, receiving the highest scores for brand awareness, and Trex® was cited as the #1 brand used by most Pro Builders and Pro Remodel Contractors in both the Composite/PVC Decking and Deck Railings categories.
➣
For the fifth consecutive year, Trex Company has been named “America’s Most Trusted® Outdoor Decking”** by Lifestory Research.

Summary and Outlook

“We continue to see positive Residential sell-through growth, strong contractor backlogs, and favorable customer surveys, that all suggest optimism as we head into 2025. Our outlook anticipates continued strong sell-through of Trex premium decking products, improved demand for Trex entry-level decking products, and double-digit growth in railing product sales, amid a Repair & Remodel market that is expected to be flat with 2024 levels.

For full year 2025, Trex expects net sales to range from $1.21 billion to $1.23 billion, representing year-on-year growth of 6% at the midpoint. Adjusted EBITDA, which excludes one-time costs related to Arkansas start-up, digital transformation and the railing transition, is expected in the $378 million to $385 million range, inclusive of continued elevated investments in branding and product innovation. Adjusted EBITDA margin is expected to exceed 31%, consistent with 2024 despite the increased investment levels.

“In the second half of 2024, we revised our inventory strategy to reduce the quarterly volatility associated with the timing of channel stocking and de-stocking. Consequently, this year’s first quarter sales will include our Early Buy program but will not include channel inventory builds to the same degree as in 2024. This strategy will change the quarterly timing of 2025 sales as compared to the prior year, with approximately $40 million shifting out of the first quarter into the remainder of the year. As a result, we are guiding to first quarter 2025 revenues of between $325 million and $330 million, with second quarter revenues expected to be at similar levels to last year’s, followed by very strong year-on-year comparisons in the second half of 2025. Capital expenditures are expected to be approximately $200 million primarily tied to the development of our new Arkansas campus, including the addition of a warehouse facility,” continued Mr. Fairbanks.

“Our market leadership, brand equity and reputation, and robust product portfolio have attracted the largest and most trusted network of distributors, dealers, and home centers in North America. Together, we are positioned to capture the greatest share of the industry’s growth opportunities. Demonstrating our continued confidence in the long-term outlook for the Trex Company, we returned $100 million to our shareholders through the repurchase of 1.6 million shares of our outstanding common stock in 2024,” Mr. Fairbanks concluded.

Fourth Quarter 2024 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth quarter 2024 results on Monday, February 24, 2025, at 5:00 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 4Q24 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures of earnings before interest, income taxes, depreciation and amortization (EBITDA), and EBITDA as a percentage of net sales, EBITDA margin. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of net income (GAAP) to EBITDA (non-GAAP) is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	($ in thousands)
Net Income	$9,772	$21,951	$226,392	$205,384
Interest expense (income), net	—	(2,550)	(11)	5
Income tax expense	5,683	8,727	79,292	70,815
Depreciation and amortization	13,452	12,995	54,670	50,189
EBITDA	$28,907	$41,123	$360,343	$326,393
Net income as a percentage of net sales	5.8%	11.2%	19.7%	18.8%
EBITDA as a percentage of net sales (EBITDA margin)	17.2%	21.0%	31.3%	29.8%

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing, and a leader in high-performance, low-maintenance outdoor living products. The undisputed global leader, Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking** five years in a row (2021-2025). The Company was also recently included on Barron’s list of the 100 Most Sustainable U.S. Companies 2024, named one of America’s Most Responsible Companies 2024 by Newsweek and ranked as one of the 100 Best ESG Companies for 2023 by Investor’s Business Daily. For more information, visit Trex.com.

You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

*Although Trex decking products with heat-mitigating technology are designed to be cooler than most other composite decking products of a similar color, on a hot sunny day, it will get hot. On hot days, care should be taken to avoid extended contact between exposed skin and the deck surface, especially with young children and those with special needs.

**Trex received the highest numerical score in the proprietary Lifestory Research 2021-2025 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

TREX COMPANY, INC.

Condensed Consolidated Statements of Comprehensive Income

(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)
Net sales	$167,627	$195,745	$1,151,449	$1,094,837
Cost of sales	112,885	125,108	665,781	642,430
Gross profit	54,742	70,637	485,668	452,407
Selling, general and administrative expenses	39,287	42,509	179,995	176,203
Income from operations	15,455	28,128	305,673	276,204
Interest expense (income), net	—	(2,550)	(11)	5
Income before income taxes	15,455	30,678	305,684	276,199
Provision for income taxes	5,683	8,727	79,292	70,815
Net income	$9,772	$21,951	$226,392	$205,384
Basic earnings per common share	$0.09	$0.20	$2.09	$1.89
Basic weighted average common shares outstanding	107,184,416	108,599,628	108,191,635	108,680,459
Diluted earnings per common share	$0.09	$0.20	$2.09	$1.89
Diluted weighted average common shares outstanding	107,320,299	108,750,379	108,322,576	108,809,403
Comprehensive income	$9,772	$21,951	$226,392	$205,384

TREX COMPANY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$1,292	$1,959
Accounts receivable, net	88,356	41,136
Inventories	207,282	107,089
Prepaid expenses and other assets	21,978	22,070
Total current assets	318,908	172,254
Property, plant and equipment, net	922,868	709,402
Operating lease assets	52,195	26,233
Goodwill and other intangible assets, net	22,048	18,163
Other assets	8,279	6,833
Total assets	$1,324,298	$932,885
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$61,272	$23,963
Accrued expenses and other liabilities	72,879	56,734
Accrued warranty	5,726	4,865
Line of credit	202,600	5,500
Total current liabilities	342,477	91,062
Deferred income taxes	56,032	72,439
Operating lease liabilities	41,979	18,840
Non-current accrued warranty	17,109	17,313
Other long-term liabilities	16,559	16,560
Total liabilities	474,156	216,214
Preferred stock,$0.01 par value, 3,000,000 shares authorized;	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,098,251 and 140,974,843 shares issued and 107,154,305 and 108,611,537 shares outstanding at December 31, 2024 and December 31, 2023, respectively	1,411	1,410
Additional paid-in capital	148,153	140,157
Retained earnings	1,562,450	1,336,058
Treasury stock, at cost, 33,943,946 and 32,363,306 shares at December 31, 2024 and December 31, 2023, respectively	(861,872)	(760,954)
Total stockholders' equity	850,142	716,671
Total liabilities and stockholders' equity	$1,324,298	$932,885

TREX COMPANY, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2024	2023
	(unaudited)
Operating Activities
Net income	$226,392	$205,384
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,670	50,189
Deferred Income Taxes	(16,407)	4,215
Stock-based compensation	12,635	10,164
Loss on disposal of property, plant and equipment	2,644	3,140
Other non-cash adjustments	187	(48)
Changes in operating assets and liabilities:
Accounts receivable	(47,220)	56,921
Inventories	(100,193)	34,266
Prepaid expenses and other assets	(10,650)	(750)
Accounts payable	(819)	2,697
Accrued expenses and other liabilities	12,162	8,875
Income taxes receivable/payable	10,528	14,367
Net cash provided by operating activities	143,929	389,420

Investing Activities
Expenditures for property, plant and equipment	(232,337)	(166,089)
Purchased intangibles	(4,304)	—
Proceeds from sales of property, plant and equipment	106	—
Net cash used in investing activities	(236,535)	(166,089)

Financing Activities
Borrowings under line of credit	842,300	593,500
Principal payments under line of credit	(645,200)	(810,000)
Repurchases of common stock	(105,940)	(18,450)
Proceeds from employee stock purchase and option plans	1,282	1,223
Financing costs	(503)	30
Net cash provided by (used in) financing activities	91,939	(233,697)
Net decrease in cash and cash equivalents	(667)	(10,366)
Cash and cash equivalents at beginning of period	1,959	12,325
Cash and cash equivalents at end of period	$1,292	$1,959

Contacts:

Brenda K. Lovcik

Senior Vice President and CFO

540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com